SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940




     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                   FEDERATED HIGH YIELD MUNICIPAL INCOME FUND


                     ADDRESS AND PRINCIPAL BUSINESS OFFICE:

                            Federated Investors Funds
                              5800 Corporate Drive
                       Pittsburgh, Pennsylvania 15237-7000
                    (Address of Principal Executive Offices)

                                 (412) 288-1900
                         (Registrant's Telephone Number)

                NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                             Leslie K. Ross, Esquire
                                 Reed Smith LLP
                            Federated Investors Tower
                               1001 Liberty Avenue
                       Pittsburgh, Pennsylvania 15222-3779
                     (Name and Address of Agent for Service)
                (Notices should be sent to the Agent for Service)


     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

              Yes  XX                                       No

     Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Pittsburgh and the State of Pennsylvania on the 9th day of February, 2004.


By:  /s/Leslie K. Ross
     Leslie K. Ross
     Assistant Secretary
     Attorney In Fact for John F. Donahue